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 EXHIBIT 11

     CALCULATIONS OF EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE AND EARNINGS (LOSS) PER COMMON SHARE ASSUMING FULL DILUTION


(Dollars in thousands, except per share amounts)
                                                              Common and Common
Four Months Ended September 30, 1996                              Equivalent
-----------------------------------------------------------
Net loss available to common stockholders                           $(22,009)
Weighted average number of shares outstanding                         10,034
Loss per common share                                                 $(2.19)

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     Due to the  implementation of the Reorganization and Fresh Start Reporting,
per share data for the Predecessor Company has been excluded because the information is not comparable.
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EXHIBIT 21
SIGNIFICANT SUBSIDIARIES OF ANACOMP, INC.

                                State or Country    Voting Securities
Name                             of Incorporation            Owned *
Anacomp, GmbH.....                  Germany                    100%
Anacomp, Ltd.                       United Kingdom             100%
Anacomp, S.A......                  France                     100%
Xidex (U.K.) Ltd..                  United Kingdom             100%

* Directly or indirectly

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